Exhibit 10.3

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

BETWEEN

DAVID HENRY SMALL, Ph.D. of 35 Munro Avenue, Ashburton, Victoria, 3147, Australia (“David”)

MARIE-ISABEL AGUILAR, Ph.D of Lot 21, Glynns Road, Warrandyte, Victoria, 3113 Australia (“Marie-Isabel”)

SUPUNDI SUBASINGHE, of 32 Grant Avenue, Endeavour Hills, Victoria, 3802, Australia (“Supundi”)

(collectively “the Assignors”)

AND

AXONYX INC. of 825 Third Avenue, 40th Floor, New York, NY, 10022, USA (“the Assignee”)

RECITALS:

A.                                   The Assignors are the applicants named in patent application numbers PCT/AU PS3064 and 60/392,761 (U.S. Provisional Application), both entitled “Assay Method”.  The Assignors have agreed to assign the patent applications to the Assignee in return for the possibility of payment of royalties arising from commercial exploitation of products resulting from the patent applications.

B.                                     The parties wish to record the terms and conditions of their agreement in this Agreement.

The parties hereby agree as follows.

1.     DEFINITIONS

“Assignee” means Axonyx Inc., a United States Corporation with offices at 825 Third Avenue, 40th Floor, New York N.Y. 10022 USA.

“Confidential Information” means all business, scientific, technical, financial and other information belonging to a party which is disclosed to or accessed by one party or its respective personnel hereunder, which is by its nature confidential or otherwise designated as confidential by the disclosing party.  Confidential Information shall include but not be limited to inventions, trade secrets, know-how, data, specifications, protocols, diagrams, sales and sales forecasts, marketing and marketing forecasts, pricing, cost information, supplier information, production data and schedules, technical processes, formulae, methodologies, plans and reports, information relating to the Intellectual Property, the research and development plans, experiments, results, the existence, structure of function of compounds, therapeutic leads, candidates and products, clinical and preclinical data, regulatory, personnel, customer information and lists, and other financial, technical and business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future.

“Effective Date” of this Agreement is September 1, 2002.

“First Commercial Sale” shall mean, with respect to a Product, the first sale by Assignee, its affiliates, or its sublicensees for end use or consumption of such Product in a country after all required approvals, including without limitation Health Registrations, have been granted by the governing regulatory authority of such country.

“Health Registrations” shall mean the technical, medical and scientific licenses; registration, authorizations and/or approvals of a Product (including any prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, and any pricing, third party reimbursement approvals and labeling approvals required or deemed necessary by such agencies, departments, bureaus or entities for the manufacture, distribution, use or sale of such Product.

“Intellectual Property” means industrial and Intellectual Property whether protected at common law or under statute and includes (without limitation) all inventions (both patentable and unpatentable), patents, designs, copyrights, circuit layouts, plant variety rights, trade marks, trade secrets, know-how and all other Confidential Information.

“Inventors Patents” means the patent applications identified by the numbers PCT/AU PS3064 and 60/392,761 (U.S. Provisional Application), both entitled “Assay Method” which are attached hereto as Appendix A and all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions or other government actions which extend the subject matter of such patent or application, reissues, reexaminations, extensions or other government actions, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered based on or resulting from the patents and patent applications.

“Net Sales” shall mean the amounts received by Assignee, an affiliate of the Assignee, or its sublicensees for all Sales of Product to unaffiliated third parties, less the reasonable and customary deductions from such gross amounts including:

(a)                                  trade, cash and quantity discounts, rebates, reimbursements, allowances and credits;

(b)                                 credits or allowances actually granted for damaged goods, returns or rejections of a Product;

(c)                                  sales taxes levied on the sale or use of a Product;

(d)                                 freight, postage, shipping, customs duties and insurance charges directly related to the sale of a Product;

(e)                                  costs and expenses incurred by Assignee in providing Product-related services to third parties; and

(f)                                    commissions paid to third parties other than sales personnel and sale representatives or sales agents.

For purposes of calculating Net Sales under this Agreement, all sales of any Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of such Product. Net Sales shall also mean the transfer or assignment by the Assignee of the right, title and interest in and to all industrial and Intellectual Property rights related to the Inventors’ Patents (other than as excluded by the definition of “Sale, Sell or Sold”, below).

“Product” means any good or product (or any part of a good or product) which is covered by a Valid Claim in the Inventors Patents.

“Sale, Sell or Sold” means, provided that Assignee receives consideration specifically for Product, or for the transfer or assignment of the Inventors Patents: selling, licensing, hiring out, assigning or otherwise supplying or disposing of or allowing the use by third parties of or any use by Assignee on behalf of third parties who hired Assignee, or providing to third parties any Products or right, title and interest in and to all industrial and Intellectual Property rights relating to Inventors Patents for consideration. For the purposes of clarity, the following shall not be a “Sale” pursuant to this Agreement (regardless of whether Assignee receives consideration), and no royalty obligation shall arise as a result of such transactions:  (i) any assignment of this Agreement by Assignee pursuant to Section 10.4; (ii) any transfer of Intellectual Property by Assignee in connection with a merger, sale, or other change in corporate structure of Assignee, its successor or assigns; (iii) financings or investments in Assignee, its successors or assigns;

or (iv) any other consideration received by Assignee which is not solely related to Product.

“Valid Claim” means a claim of an issued and unexpired patent or patent application included within the scope of protection afforded by the Inventors Patents that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a court or other appropriate body of competent jurisdiction, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2.     ASSIGNMENT

2.1                                 Assignment.  The Assignors hereby assign, transfer and convey to Assignee, and Assignee accepts, all of Assignors’ right, title and interest throughout the world in and to all industrial and Intellectual Property rights relating to the Inventors Patent; including, without limitation, all causes of action, claims, demands presently or hereafter accruing with respect to the same, including the right to sue or bring other actions for past, present and future infringement thereof anywhere in the world.  Assignor further assigns all rights, and empowers Assignee, its successors, assigns and nominees, to make applications for patent, trademark, copyright or other Intellectual Property registration or protection anywhere in the world, to claim and receive the benefit of any applicable rights of priority in connection with such applications, to prosecute such applications to issue, and to have any and all registrations issued in the name of Assignee.

2.2                                 Further Assurances.  Assignors further agree that Assignors will: (i) cooperate with Assignee in the filing and prosecution of any and all patent, trademark, copyright or other Intellectual Property registrations or applications; (ii) execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer; and (iii) perform such other acts as Assignee lawfully may request, to facilitate Assignee’s right to obtain, protect, maintain, defend or enforce any of the rights granted hereunder.  In the event that Assignee is unable for any reason whatsoever to secure any of the Assignors’ signature to any document when so required to effectuate fully this Assignment, Assignors hereby irrevocably designate and appoint Assignee and Assignee’s duly authorized officers and agents, as Assignors’ agents and attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by Assignors.

3.     OBLIGATIONS WITH RESPECT TO ASSIGNORS.

3.1                                 Each of Marie-Isabel and Supundi agree that, as and when desired by Axonyx, David shall act as their agent in all aspects with respect to this Agreement, including but not limited to with respect to the revenue share and Inventors Patents.  To that end, each of Marie-Isabel and Supundi have executed a Power of Attorney appointing David to receive all communications on her behalf, to execute all documents on her behalf, to receive her share of the royalty or other fees payable, to do all other things reasonably required to fulfill her obligations and to generally act as her agent in dealing with Assignee under this Agreement.  Those Powers of Attorney are annexed hereto as Appendix B.

3.2                                 All notices, payments and other interactions between Assignee, on one hand, and the Assignors, on the other hand, shall be made through David on behalf of all Assignors. Each of Marie-Isabel and Supundi hereby irrevocably appoint David as their agent for such affairs.  Each of Marie-Isabel and Supundi hereby agree that Assignee shall have no obligations or liability whatsoever to Marie-Isabel and Supundi for royalties on Net Sales, the giving of notices under this Agreement or any other responsibility on the part of Assignee hereunder.  Notwithstanding anything to the contrary elsewhere in this Agreement, Assignee shall in all events have the right to act on instructions or other communications from David, without any obligation to question, challenge, investigate or confirm that such instructions or other communications accurately reflect the intentions of Marie-Isabel or Supundi.

3.3                                 Marie-Isabel and Supundi acknowledge that the Powers of Attorney are intended to be irrevocable, and hereby agree not to revoke such Power of Attorney. Marie-Isabel and Supundi further agree that, in the event of a revocation of any or all of such Powers of Attorney in contravention of this Section, such revocation shall not terminate or impair Assignee’s right to provide all Assignee communications and payments under this Agreement exclusively to, and receive and act upon Assignor instructions and other communications exclusively from, David.

3.4                                 In the event any such Power of Attorney is deemed invalid or unenforceable, the parties agree that, notwithstanding such invalidity or unenforceability of the Power of Attorney, each of Marie-Isabel and Supundi hereby irrevocably appoint David as her agent to receive all communications on her behalf, to execute all documents on her behalf, to receive her share of the royalty or other fees payable, to do all other things reasonably required to fulfill her obligations and to generally act as her agent in dealing with Assignee under this Agreement.

3.5                                 David hereby represents, warrants and agrees that, as attorney-in-fact and agent for Marie-Isabel and Supundi hereunder, he shall (i) act promptly and in good faith in order to discharge all of the Assignors’ obligations hereunder; (ii) promptly forward to Marie-Isabel and Supundi all communications received on her behalf, (iii) promptly execute all necessary documents on her behalf, (iv) receive and forward to her her share of the royalty or other fees payable; and (v) do all other things necessary in order to fulfill all of the Assignors’ obligations hereunder.

3.6                                 Each of the Assignors shall notify Assignee and each other promptly upon a change of address, and Marie-Isabel and Supundi shall notify David, Assignor and each other promptly upon a change of address.

4.     REVENUE SHARE.  Subject to the terms and conditions of this Agreement, and after repayment of the Recoupment (as defined in Section 4.10, below), Assignee shall pay, or cause to be paid, to David (on behalf of all of the Assignors) a quarter-annual royalty on a share of its revenues from Net Sales of Products in an amount equal to the following:

4.1                                 with respect to Yearly Net Sales of all Products covered by a Valid Claim at or below Two Million Five Hundred Thousand U.S. dollars (U.S. $2,500,000.00), three percent (3%) of such Net Sales; and

4.2                                 with respect to Yearly Net Sales of all Products covered by a Valid Claim between Two Million Five Hundred Thousand U.S. dollars (U.S. $2,500,000.00) and Six Million Two Hundred Fifty Thousand U.S. dollars (U.S. $6,250,000.00), two percent (2%) of such Net Sales; and,

4.3                                 with respect to Yearly Net Sales of all Products covered by a Valid Claim above Six Million Two Hundred Fifty Thousand U.S. dollars (U.S. $6,250,000.00) one percent (1%) of such Net Sales.

For calculation of the percentage of revenue share due in any Royalty Quarter, (as defined below) (e.g., 3%, 2%, or 1%), the Net Sales for such Royalty Quarter shall be deemed to be the aggregate Net Sales for such Royalty Quarter plus all preceding Royalty Quarters in such Year; however, the royalty due shall be calculated solely on the Net Sales actually accrued in such Royalty Quarter.

4.4                                 No Double Payment.  Royalties shall be payable only once on any Sale of Product under this Agreement.  The parties acknowledge that David and Assignee have as of the Effective Date entered into a Research Agreement which also provides for Net Sales to be paid by Assignee to David in the event of Sales of Product (as “Product” is defined in the Research Agreement).  The parties further acknowledge that a Product which is Sold by Assignee may be construed to be a “Product” as defined in this Agreement and also a “Product” as defined in the Research Agreement, and hereby agree that Assignee shall be obligated to pay to David only one royalty on Net Sales of such Product, which payment shall be made under the this Agreement.  Accordingly, the parties hereby agree that in the event of a conflict or overlap between the Net Sales or royalty provisions under this Agreement and under the Research Agreement, the terms of this Agreement shall control, and Assignee shall be obligated to pay royalties on a Product only once under this Agreement and not pursuant to the Research Agreement.

4.5                                 Negotiation in the Event of Competing Products.  In the event that a product with a mechanism of action substantially equivalent to that of any Product, which has an approved Health Registration in a given country for an indication for which such Product also has an approved Health Registration in such country and which has a market share of 25% or more in such country as measured by sales or other similar information for such country, the Assignors agree to discuss in good faith with the Assignee the re-negotiation of the revenue share provided in this Section 4.

4.6                                 Revenue Share Payments.  Payments pursuant to this Section 4 shall be received by David on behalf of all of the Assignors and shall be paid in United States dollars in New York, New York or at such other place as David may reasonably designate consistent with the laws and regulations controlling in any foreign country.  Any withholding taxes which Assignee, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the revenue share payments pursuant to Section 4 hereof shall be deducted from such revenue share payment to the Assignors.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. (or such applicable successor entity) in New York, New York on the last business day of the calendar quarter to which such revenue share payments relate.

4.7                                 Timing of Payments. Payments payable to Assignors pursuant to this Section 4 shall commence after the Recoupment (defined below in Section 4.10) is repaid and shall be paid quarter-annually (each, a “Royalty Quarter”) in arrears without deduction, demand, set-off counterclaim and any bank or government charges or duties other than the withholding tax, commencing on the three month anniversary of the date on which Assignee first receives income from the sale of Product. Each for Royalty Quarters shall be designated a “Year” for the purposes of this Section 4. Such payment will be made by cheque or such other means as notified by the David to the Assignee from time to time.

4.8                                 Term of the Revenue Share Obligation.  Assignee’s obligation to make payments under Section 4 of this Agreement with respect to any country shall extend from the date of the First Commercial Sale of a Product in such country to the date of expiration or invalidation of all of the Valid Claims of the Patent(s) under which such Product is covered.

4.9                                 Any payments which are not made within sixty (60) days’ of their being due shall be subject to a 1% penalty on the amount due, or, if lower, the maximum interest rate allowed by law.

4.10                           Recoupment.  Assignors acknowledge that Axonyx has paid certain legal fees of the law firm of Griffith Hack on behalf of Assignors.  In consideration for Axonyx’s payment of such legal fees, the parties hereby agree that Axonyx shall be entitled to recoup an amount equal to such legal fees out of the Royalties which would otherwise be payable to Assignors hereunder (the “Recoupment”).  No royalties shall be payable until the Recoupment has been repaid.

4.11                           The Assignee must keep true and accurate records of all matters connected with the Sales of the Products and must also keep proper books of account relating to the calculation of payments to the Assignors under this Agreement.  On the Assignors’ reasonable written request (which shall be not more than once per year and upon at least thirty (30) days’ written notice), the Assignee must produce these records and books of account, and must permit those records and books to be examined by a certified public accountant on behalf of the Assignors.  The

Assignors may conduct such an audit at their own cost, unless the examination identifies an underpayment to Assignors equal to or greater than 10% in the amounts identified as payable to the Assignors, in which case the costs are to be paid by the Assignee.

4.12                           The Assignee shall use reasonable commercial efforts to exploit the Inventors Patent.  The Assignee shall provide to the Assignors such information as the Assignors may reasonably request concerning the Assignee’s plans for and efforts in exploiting the Inventors Patent and selling the Products.  The Assignee must not engage in any activity that conflicts with its obligation under this clause.

4.13                           The Assignee hereby grants to the Assignors a non exclusive, personal, nonsublicensable, nontransferable, royalty free, worldwide, perpetual and irrevocable license to use for their own research and educational purposes the Inventors Patent for the duration that a Valid Claim subsists in the Inventors Patent.

5.     CONFIDENTIAL INFORMATION

5.1                                 Except as otherwise expressly provided herein, the parties agree that a party receiving Confidential Information (“the Receiving Party”) from another party (the “Disclosing Party”) shall not and shall ensure that its employees, students, agents, licensees, sub-licensees, contractors and sub-contractors shall not, except as expressly provided in this Section 5, disclose to any third party or use for any purpose any Confidential Information furnished to it by the Disclosing Party, except to the extent that it can be established by the Receiving Party by written records that such information:

(a)                                  was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)                                 was lawfully disclosed to the Receiving Party by a Third Party who had no obligation to keep such information confidential in favor of the Disclosing Party;

(e)                                  was independently developed by employees of the Receiving Party having no knowledge of such Confidential Information; or

(f)                                    is required to be disclosed pursuant to applicable law, governmental rule or regulation or rule or regulation of any securities exchange, provided the Receiving Party uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in such proceedings.

5.2                                 Any use or disclosure of Confidential Information by any employees, agents, licensees, sub-licensees, contractors and sub-contractors of the Receiving Party is deemed use or disclosure by the Receiving Party.

6.     PATENTS AND INFRINGEMENT

6.1                                 General.  In carrying out its obligations under this Section 6, Assignee shall (i) consult with Assignors or Assignors’ nominee with respect to all material decisions; and (ii) use good faith and reasonable discretion in exercising its duties hereunder.  Notwithstanding the foregoing, all decisions with respect to patents and infringement shall be made by Assignee, in Assignee’s sole discretion.

6.2                                 Patent Support and Protection.  Assignee must provide funds for all appropriate patent protection (in Assignee’s sole but reasonable discretion) and support related expenses, including the cost of retaining patent counsel with respect to the Inventors Patents and the cost of making all necessary patent filings, so long as this Agreement is in effect.  Assignee shall have the right, but not the obligation, to select primary patent counsel for the Inventors Patents.

6.3                                 Filing, Prosecuting and Maintaining Patents.  Assignee shall have sole responsibility for filing, prosecuting and maintaining all U.S. and foreign patent applications and Patents issuing thereon for any Inventors Patents.  Assignee may provide Assignors with all relevant documentation (including any draft applications, official papers from any patent office requiring a response, and any proposed response thereto) for any patent application or Patent claiming Inventors Patents, and Assignors shall cooperate and provide such assistance as Assignee reasonably requests in relation to filing, prosecuting and maintaining such patent applications and Patents.

6.4                                 Infringement.  Each of Assignee and Assignors shall promptly provide written notice to the other party of any alleged infringement by a third party of the Inventors Patents and provide such other party with any available evidence of such infringement.

6.5                                 Defense. Assignee shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Inventors Patents.  In furtherance of such right, Assignors hereby agree that Assignee may join Assignors as a party in any such suit, without expense to Assignors.  No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of Assignors may be entered into without the consent of Assignors, which consent shall not be unreasonably withheld.

6.6                                 Allocation of Recovery.  Any recovery of damages by Assignee, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Assignee relating to the suit and then to Assignors for any revenue share credited in accordance with Section 6.8, below.  The balance remaining from any such recovery shall be treated as Net Sales received by Assignee.

6.7                                 Defense.  In the event that a claim or suit is asserted or brought against Assignee alleging that the manufacture or sale of any Product by Assignee, an Affiliate of Assignee, or any sublicensee, or the use of such Licensed Product, infringes the proprietary rights of a third party, Assignee shall give written notice thereof to Assignors.  Assignee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion after consultation with the Assignors.  In any case, Assignee shall have the right, but not the obligation, to defend any such claim or suit.

6.8                                 Credits.  Assignee may credit any litigation costs incurred by Assignee in any country pursuant to this Article 6 and any amounts paid in judgment or settlement of litigation within this Article 6 against revenue share payments thereafter payable to Assignors pursuant to Section 4 above for such country.  If such aggregate amounts in such country exceed 50% of revenue share payable to Assignors pursuant to Section 4 above in any year in which such costs are incurred, then the amount of such costs, expenses and amounts paid in judgment or settlement in excess of such 50% of such revenue share payable shall be carried over and credited against revenue share payments pursuant to Section 4 hereof in future years for such country.

6.9                                 Cooperation.  In any suit to enforce and/or defend the Inventors Patents pursuant to this Agreement, Assignors shall, at the request and expense of Assignee, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.             COMPLIANCE WITH REQUIREMENTS OF EMPLOYER ACADEMIC INSTITUTIONS

7.1                                 The parties acknowledge that David is an employee of the University of Melbourne and, as such, is bound by certain obligations to incorporate certain provisions into this Agreement, as set forth in this Section 7 and Section 9, below.

7.2                                 The Assignors represent and warrant to Assignee that (i) they have disclosed to Assignee all of their obligations to their respective employers, and the terms of this Agreement comply with the rules and regulations of their respective employers; and (ii) they shall comply with all of the obligations on them set forth in the statutes governing their employers.

7.3                                 Assignee and the Assignors agree not to use the  name of an Assignor’s employer without first obtaining the written consent of that employer, which consent may be withheld or given at the employer’s absolute discretion without being required to assign any reason therefor.

7.4                                 The parties hereby acknowledge that the University of Melbourne is not obliged to promote, support or defend any legal action in relation to or arising from the exercise of any rights hereunder. Neither the Assignors nor Assignee shall institute proceedings against the University of Melbourne or join the University of Melbourne in any proceedings brought by another person with respect to Intellectual Property which is the subject of this Agreement.

7.5                                 Assignee hereby agrees to carry insurance appropriate in scope to cover the commercial exploitation of Intellectual Property hereunder, which shall name the University of Melbourne as named insured.

7.6                                 Assignee acknowledges the rights of the University of Melbourne which are set forth in Statute 14.1.5 of the rules of the University of Melbourne.

7.7                                 Assignee hereby acknowledges the provisions of Section 14.1 of the Statute of the University of Melbourne.

8.     REPRESENTATIONS AND WARRANTIES

8.1                                 General.  Each party represents and warrants to the other party that as of the Effective Date:

(a)                                  it has the legal right and authority to extend the rights granted in this Agreement;

(b)                                 it has the legal right and authority to enter into this Agreement and to perform all of its obligations hereunder;

(c)                                  all consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with this Agreement and its responsibilities and activities hereunder have been obtained;

(d)                                 its execution, delivery and performance of this Agreement does not and will not conflict with, or constitute a breach or default under, or require the consent of any Third Party under, its charter documents or any material license, loan or other agreement, contract, commitment or instrument to which it is a party or any of its assets are bound or violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body;

(e)                                  when executed by both parties, this Agreement will constitute the valid and legally binding obligation of such party and shall be enforceable against such party in accordance with its terms;

(f)                                    there are no existing or threatened actions, suits or claims pending or, to the best of its knowledge threatened against it that may affect the performance of its obligations under the Agreement.

8.2                                 By the Assignors.  The Assignors hereby represent and warrant to Assignee that

(a)                                  the Assignors have obtained the rights of all of the inventors and prior owners of the Inventors Patent and have the right to validly assign the Intellectual Property rights assigned under Section 2 above to Assignee, and no third party (including the University of Melbourne) has a right to lay claim to any part of the Inventors Patent;

(b)                                 to the best of the Assignors’ knowledge, information, and belief, the Inventors Patent does not infringe any third party’s Intellectual Property rights.

(c)                                  the provisions of this Agreement (including but not limited to the revenue sharing provisions set forth in Section 4, above) do not violate any applicable laws, regulations or rules to which the Assignors are subject, including, without limitation, those of the University of Melbourne.

8.3                                 The Assignee acknowledges and agrees that:

(a)                                  no prototype product has been developed or tested by the Assignors to demonstrate the validity or efficacy of the inventors patent;

(b)                                 Assignee assumes the sole risk of interpreting, applying and exploiting the Inventors Patent and releases and indemnifies the Assignors and their employees, students, agents, consultants, contractors and sub-contractors from and against all liability of any kind arising from the use or exploitation of the Inventors Patent or the Intellectual Property by or through Assignee, unless the liability arises as a result of the negligent or deliberate acts or omissions of the Assignors, their employees or contractors;

(c)                                  nothing in this Agreement is to be construed as a representation or warranty by the Assignors that the Inventors Patent, or Intellectual Property are safe, useful, effective or suitable for any purpose whatsoever or the use or application of the Inventors Patent and/or Intellectual Property will achieve or give rise to a particular result or outcome.

9.     INDEMNITY

9.1                                 General.  Each party hereto (Assignee, on one hand and all of the Assignors, jointly and severally, on the other hand, through David as agent) agrees to indemnify, defend and hold the other parties and their Affiliates, directors, officers, employees and agents harmless from and against any losses, costs, claims, damages, liabilities or expense (including without limitation, fees and disbursements of counsel incurred by the such indemnified parties (collectively, “Liabilities”) arising out of or in connection with Third Party claims relating to a breach of the first mentioned party’s representations and warranties set forth in this Agreement.

9.2                                 By Assignee.  Assignee and agrees to indemnify, defend and hold the University of Melbourne harmless from and against any Liabilities arising as a result of the commercial exploitation of Products hereunder.

9.3                                 Procedure.  A party (the “Indemnitee”) that intends to claim indemnification under this Agreement shall promptly notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the absolute right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee.  The indemnity obligations under this Agreement shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to Indemnitor’s ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Agreement, but the omission to deliver such notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Agreement.  The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by an indemnification from the Indemnitor.  No Indemnitor shall, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such action, suit or proceeding.

10.  MISCELLANEOUS

10.1                           Governing Law and Jurisdiction.  This Agreement is governed by the laws of the State of Victoria, Commonwealth of Australia, without reference to its conflicts of law provisions.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Queensland with respect to all matters concerning this Agreement.

10.2                           Waiver.  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.3                           Independent Contractors.  The parties expressly agree that the relationship between them is that of independent contractors.  The parties hereto shall not be deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated hereby.

10.4                           Assignment. This Agreement may be assigned by Assignee, but shall not be assignable by Assignors to any third party without the prior written consent of Assignee.  This Agreement shall be binding upon and accrue to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the Assignee. Any assignment of this Agreement by Assignee pursuant to this Section 10.4 shall not be deemed to be a “Sale” under this Agreement, and no royalty obligation shall arise as a result of such transaction.

10.5                           Compliance with Applicable Laws.  In connection with their respective activities under this Agreement, the parties and their Affiliates shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including, without limitation, those applicable to the research, discovery, development, patent prosecution, manufacture, distribution, import and export and sale of any products pursuant to this Agreement.

10.6                           Notices.  All notices, reports, consents, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, or by facsimile (with proof of receipt and a confirmation copy sent by registered or certified mail, postage prepaid) or sent by overnight delivery service, in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto and shall be deemed to have been given upon receipt:

If to Assignee:	Axonyx Inc.
825 Third Avenue, 40th Floor
New York, NY 10022
Attention: Dr. Marvin S. Hausman, M.D.
Fax: (212) 688-4843

If to the Assignors c/o:	David Henry Small, Ph.D.
35 Munro Avenue
Ashburton, Victoria
3147, Australia

10.7                           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties shall amend this Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

10.8                           SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES.  NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

10.9                           LIMITATION OF LIABILITY.  OTHER THAN WITH RESPECT TO A CLAIM PURSUANT TO SECTION 9.1,ASSIGNEE SHALL NOT BE LIABLE UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS, IN THE AGGREGATE, IN EXCESS OF $50,000 AUD. EACH OF MARIE-ISABEL AND SUPUNDI HEREBY AGREE THAT ASSIGNEE SHALL HAVE NO OBLIGATIONS OR LIABILITY WHATSOEVER TO MARIE-ISABEL AND SUPUNDI FOR ROYALTIES ON NET SALES, THE GIVING OF NOTICES UNDER THIS AGREEMENT OR ANY OTHER RESPONSIBILITY ON THE PART OF ASSIGNEE HEREUNDER.

10.10                     Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses or be deemed to have defaulted under or breached this Agreement on account of failure of performance by the defaulting party if the failure is occasioned by war, acts of war (whether declared or not), strike, insurrections, riots, civil commotions, fire, act of God, earthquake, flood, lockout or other labor disturbances, embargo, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all commercially reasonable efforts to avoid and remedy such force majeure; provided, however, that the non-performing party shall notify the other party in writing that such condition exists within five (5) days of the start of learning that such conditions exists. Should such Force Majeure condition continue for a period of thirty (30) days beyond the date of notice that such condition exists, the parties shall meet and use their best efforts to assist the performing party to seek performance from a Third Party (if appropriate).

10.11                     Entire Agreement.  This Agreement and the Exhibits attached hereto hereunder constitute the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements  respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.  The parties hereby agree that the Confidential Disclosure Agreement between the parties dated May 21, 1998, as amended, shall terminate as of the Effective Date, but shall continue in full force and effect under its terms and for the term indicated therein with respect to any Proprietary Information, as defined in that Agreement, disclosed by either party prior to the Effective Date.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of the parties.

10.12                     Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and location only and shall not affect its meaning or interpretation.

10.13                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.14                     Resolution of Disputes.  If a dispute arises between the parties (“the Dispute”), the parties agree to negotiate in good faith to resolve the Dispute.  If the Dispute has not been resolved by negotiation within a reasonable time then either party may refer the Dispute to mediation and will do so before initiating proceedings in a court to resolve the Dispute.  A Dispute which is referred to mediation will be referred to the Australian Commercial Dispute Centre Ltd (“ACDC”) and will be conducted in accordance with the conciliation rules of ACDC and will be heard by one conciliator appointed under the relevant rules in Victoria.  If the Dispute has not been resolved within 60 days of referral to ACDC either party is free to initiate proceedings in a court.  Nothing in this clause will prevent a party from seeking interlocutory relief through courts of appropriate jurisdiction.

AXONYX INC.		DAVID HENRY SMALL
By	/s/ Marvin S. Hausman, M.D.	By:	/s/ David Henry Small, Ph.D.
	Marvin S. Hausman, M.D.		David Henry Small, Ph.D.

MARIE-ISABEL AGUILAR

		By:	/s/ Marie –Isabel Aguilar, Ph.D.
Marie-Isabel Aguilar, Ph.D

SUPUNDI SUBASINGHE

		By:	/s/ Supundi Subasinghe
Supundi Subasinghe